Second Amendment To Transfer/Assignment and Agreement to Operate Hangzhou
           American Flavors Dairy Products Joint Venture Project

      1. Introduction. This Agreement, which is made this 18th day of June, 1998, is the Second Amendment to a certain Transfer/Assignment Agreement, dated the 3rd day of September, 1997, as amended by the First Amendment on January 28, 1998 (the "Transfer Agreement") by and between American Flavors China, Inc. (AFC), a Delaware corporation having a principal place of business at 1007 Chestnut Street, Newton, Massachusetts 02164 and China Peregrine Food Corporation (CPFC), a Delaware corporation having a principal place of business at 777 South Flagler Drive, Suite 1113, Phillips Point, West Tower, West Palm Beach, Florida 33401

      2. Considerations. The following facts and events have been duly considered by the parties in entering into this Agreement:

      2.1 By the aforesaid Transfer Agreement, CPFC has agreed to purchase the entire interests of AFC in and to a certain Joint Venture Contract, with respect to a joint venture business known as Hangzhou Meilijian Dairy Products Co., Ltd. (Hangzhou Meilijian or the Joint Venture), and AFC has agreed to transfer and assign such interests to CPFC. [Section 3.1 of the Transfer Agreement].

      2.2 In full consideration for the aforesaid transfer and assignment, CPFC has agreed to direct its Stock Transfer Agent to issue 816,279 shares of the common stock of CPFC to AFC and grant options for 235,406 shares of the common stock of CPFC to AFC at the option price of $1.00 per share [Section 3.1 of the Transfer Agreement].

      2.3 To date, the assignment and transfer of AFC's interests to the Joint Venture Contract as provided in the Transfer Agreement has not been approved by the Board of Directors of Hangzhou Meilijian in accordance with
Article 13 of the Joint Venture Contract, as a condition precedent to the aforesaid Transfer Agreement. [Section 4.2.b of the Transfer Agreement]

      2.4 By this Agreement, the parties wish to resolve certain differences of opinion that have arisen between the parties concerning the subject matter of the Transfer Agreement.

      3. Basic Agreement. In consideration of the mutual promises contained in this Second Amendment, the parties agree to the following:

      3.1 Section 3.1 of the Transfer Agreement is further amended to eliminate the consideration set forth therein paid in the form of 235,406 options and to change the consideration set forth therein from 816,279 shares of the common stock of CPFC to 1,531,685 shares of such common stock and the sum of US $210,000. AFC agrees to return to CPFC the Option Agreement issued to it by CPFC, and the parties agree that such Option Agreement shall be null and void and of no further force and effect.

      3.2 Section 4.2.b for the aforesaid approval of the assignment and transfer of the interests to the Joint Venture Contract in accordance with
Article 13 thereof, shall be deleted, and the following language shall be substituted in lieu thereof:

      4.2 This Agreement shall terminate and be null and void, in the event:

      b. that the assignment and transfer of the interests to the Joint Venture Contract as provided herein not be approved by the Board of Directors of Hangzhou Meilijian, in accordance with Article 13 of the Joint Venture Contract, within thirty (30) days after the proposed assignment and transfer of the interests to the Joint Venture Contract as provided herein is presented to said Board at a duly constituted Board meeting for said entity which meeting is currently scheduled for July 7, 1998, or such extended date as may be mutually agreed upon, in writing, by the parties hereto.

      3.3 As a condition to AFC's obligations to consummate the transactions contemplated by the Agreement, CPFC agrees to deliver to AFC a full and unconditional release of AFC by Evergreen (International Paper) on or prior to the Board Meeting for the Joint Venture currently scheduled for July 7, 1998, such release to be effective as of the closing.

      3.4  It is understood and agreed that the obligation referenced in
Section 3.3(b) of the Agreement owed to AFC by Hangzhou Meiligian Dairy Products Co., Ltd. in the amount of $240,000 has to been reduced, to AFC's knowledge, to approximately US $210,000 (based upon an exchange rate of 8.3 RmB per U.S. dollar).

      3.5 AFC agrees to supply to CPFC as soon as practicable financial statements of the Joint Venture dated May 31, 1998 as presented to AFC by the Joint Venture.

      3.6 CPFC agrees to file and use its best efforts to effect a Registration Statement of its Common Stock pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), within one year from the date of the closing of this transaction.

In addition, for so long as any CPFC Common Stock held by AFC, American China Enterprises, Inc. ("ACE") or its shareholders or its or their affiliates is not freely tradeable, CPFC agrees that it (a) shall timely file with the SEC any and all reports required to be so filed pursuant to the Exchange Act and (b) shall not terminate its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules or regulations thereunder would permit such termination.

      3.7 Section 3.3 of the First Amendment to the Agreement is hereby deleted in its entirety.

      3.8 The parties agree that the closing of the transaction contemplated by the Agreement shall occur upon receipt by CPFC of written evidence that the approval of the transaction by the Board of Directors of the Joint Venture has been obtained. Upon such receipt, CPFC shall be obligated to cause its transfer agent to issue the 1,531,685 shares to AFC and to pay to AFC the sum of US $210,000 in immediately available funds (as set forth in Section 3.1 hereof).

      4. Counterparts. This Agreement may be executed in several and separate counterparts which, collectively, shall constitute and operative Agreement among the parties.

      5. Law Governing. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without consideration of choice of law principles.

      6. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a written amendment executed by both parties. The waiver by any party of a breach of any provision of this Agreement shall not be a waiver of any subsequent breach.

      7. Ratification Of Underlying Agreement. Except as otherwise stated herein, the Transfer/Assignment Agreement of September 3, 1997, as amended by the January 28, 1998 First Amendment, is hereby ratified and restated in its entirety.

      8. Subject to Board Approval. This Second Amendment is subject to the approval of the Board of Directors of CPFC, ACE and AFC prior to the close of business on June 23, 1998.

      IN WITNESS WHEREOF, the parties have signed this Agreement under seal on the day and year first above written.


                                       CHINA PEREGRINE FOOD CORPORATION



                                  By: /s/ Roy G. Warren
                                      -------------------------------
                                      Roy G. Warren, President


                                  AMERICAN FLAVORS CHINA, INC.



                                  By: /s/ Florence Sender
                                      -------------------------------
                                      Florence Sender
                                      Chairman and Chief Executive Officer